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               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
          EXHIBIT 11 - COMPUTATION OF NET INCOME (LOSS) PER COMMON AND
                            COMMON EQUIVALENT SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                            Three Months Ended         Nine Months Ended
                                                               September 30,             September 30,
                                                           --------------------      ---------------------
                                                             1996        1995          1996         1995
                                                           -------      -------      --------      -------
Net income (loss)                                          $(4,561)     $   613      $(30,293)     $ 8,764
                                                           =======      =======      ========      =======
Shares:
    Basic shares - weighted average of
       common shares outstanding                            90,422       88,454        90,311       88,302
    Additional shares, when dilutive, assuming
       conversion of stock options and warrants                  -        2,092             -        1,646
                                                           -------      -------      --------      -------
    Primary Shares                                          90,422       90,546        90,311       89,948
    Additional shares, when dilutive, assuming
       full dilution of stock options and warrants               -          513             -          786
                                                           -------      -------      --------      -------
    Fully diluted shares                                    90,422       91,059        90,311       90,734
                                                           =======      =======      ========      =======
Primary and fully diluted net income (loss)
    per common and common equivalent share                 $ (0.05)     $  0.01      $( $0.34)     $  0.10
                                                           =======      =======      ========      =======





Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the calculation of primary and fully diluted net income (loss) per common and common equivalent share results in a dilution of less than 3% or is anti-dilutive.